Exhibit 10.33.1

LSI Corporation	1 800 372 2447
1110 American Parkway NE	lsi.com
Allentown, PA 18109
November 12, 2007

To:	Denis Regimbal

Re:	Benefits Summary Pursuant to the Agere Systems Inc.’s Officer Severance Policy

Leave of Absence:	1/5/08 -- 2/28/09	Termination Date:	3/1/09

Annual Salary:	$300,000	Annual Target Bonus:	$225,000 (75%)
As a condition of the termination of your employment with Agere Systems Inc. (“Agere”) on March 1, 2009, the following terms will apply:
•	Separation Agreement. This Agreement is intended to formalize and set forth the terms of your separation under the Agere Systems Inc. Officer Severance Policy. This Agreement supersedes and replaces in its entirety the provisions of the Officer Severance Policy.

•	Last Work Date. January 4, 2008. Your final paycheck for January 2008 service and for accrued but unused vacation shall be paid on or about February 1, 2008.

•	Leave of Absence (LOA); Payments. Agere agrees to place you on a LOA from January 5, 2008 through February 28, 2009 following which time you will terminate from Agere’s payroll. During the LOA, Agere shall pay you leave of absence payments (the “LOA Payments”) in an amount equal to One Million and Fifty Thousand Dollars ($1,050,000) as follows:

February 1, 2008	$42,857.00
March 1, 2008	$42,857.00
April 1, 2008	$42,857.00
May 1, 2008	$42,857.00
June 1, 2008	$42,857.00
July 1, 2008	$42,857.00
August 1, 2008	$42,857.00
September 1, 2008	$42,857.00
October 1, 2008	$42,857.00
November 1, 2008	$42,857.00
December 1, 2008	$492,859.00
January 1, 2009	$42,857.00
February 1, 2009	$42,857.00
March 1, 2009	$42,857.00
Total:	$1,050,000.00

The LOA Payments shall be made in the ordinary course of Agere’s payroll cycle and (i) represent the gross amount before all applicable federal, state and local withholding taxes that are required to, and will, be deducted by Agere, and (ii) except as set forth in this Agreement, are in consideration of all amounts owed to you by Agere, including without limitation any amounts that may be due to you under any Agere benefit or welfare plan or policies. You will not accrue any vacation or personal days while on a LOA.
While on the LOA, you shall be treated the same as an active employee for all purposes, including payment of benefits such automobile allowance and financial counseling benefits. In addition, you will continue to be eligible for the retention bonus as set forth in that certain letter dated March 2, 2007, and the remaining two installments shall be paid in April 2008 and March 2009.
In the event of your death while on LOA, then any unpaid portion of the LOA Payments will be paid, in a lump sum, to your estate. Any unvested stock options and restricted stock units that would have otherwise vested during the remaining term of the LOA or upon your termination will vest immediately upon your death and become exercisable by your estate. Any medical coverage will end upon your death at which time any dependents covered at that time can continue coverage under the Consolidated Omnibus Budget Reconciliation Act (Cobra) of 1986.
•	Release and Waiver of Claims. As a condition to receiving the LOA payments and the other benefits hereunder, you must sign a general waiver and release agreement in the attached form.

•	Equity. Upon your termination on March 1, 2009, all your unvested options and restricted stock units shall vest and shall be treated in accordance with the provisions of the applicable agreements and plans pursuant to which they were granted.

•	Section 280G Gross-Up. To the extent applicable, all payments hereunder and any acceleration of equity awards that become subject to excise taxes shall be grossed up for purposes of Section 280G of the Internal Revenue Code of 1986, as amended.

•	Qualified and Non-Qualified Plan Benefits: You will receive a payout of your accrued retirement benefits, including payments under the Agere Systems Inc. Management 401(k) Plan, the Agere Systems Inc. Pension Plan and the Agere Systems Inc. Supplemental Pension Plan, in accordance with the terms of the applicable plan.

•	Benefits: You are eligible to continue your participation in Agere’s medical, dental and vision and insurance plans during the LOA period in the same manner as an active employee. Upon termination you will be eligible to continue your participation in Agere’s medical, dental and vision plans through COBRA for up to 18 months. Following your termination, Agere will pay for COBRA benefits and pay for and continue your other insurance coverage through the earlier of (a) December 31, 2009 or (b) such date as you are receiving benefits from another employer.
The above details the terms of the agreement between you and Agere Systems Inc. regarding the termination of your employment. There will be no other payments other than those specified above. Denis, please sign below to indicate your agreement with the terms and conditions set forth in this document.

Agere Systems Inc.

/s/ Denis Regimbal	By:	/s/ Jean F. Rankin
Denis Regimbal	Name:	Jean F. Rankin
	Title:	President
Date: November 12, 2007	Date:	November 12, 2007

GENERAL WAIVER AND RELEASE AGREEMENT
     1. I understand and agree that (a) I will be on a leave of absence from January 5, 2008 until February 28, 2009 and that my employment with Agere Systems Inc. (together with its predecessors and its successors and assigns, “Agere”) will end on March 1, 2009; (b) I will be paid severance and other benefits as set forth in the attached Benefits Summary Pursuant to the Agere Systems Inc.’s Officer Severance Policy (“Summary”) only if I sign and do not revoke this General Waiver and Release Agreement (“Agreement”); and (c) the terms of the Summary are incorporated by reference in this Agreement and are intended to supersede and extinguish any other obligation Agere may have to pay me severance or other benefits upon termination, including but not limited to any agreements or understandings, whether oral or written, made at any time prior to the date of this Agreement.
     2. In consideration of the payments and benefits set forth in the Summary, I, on behalf of myself and my heirs, executors, administrators, successors and assigns, knowingly and voluntarily waive, release and forever discharge Agere, each of its subsidiaries or affiliated companies, their respective current and former officers, employees, agents and directors, and any predecessor, successor or assign of any of the foregoing, from any claim, charge, action or cause of action that I or any of them may have against any such released person, whether known or unknown, from the beginning of time through the date of this Agreement based upon any matter, cause or thing whatsoever related to or arising out of my employment with Agere or my termination other than claims arising out of a breach of this Agreement or any claim that cannot be waived by law. All such claims are forever barred by this Agreement.
     This release and waiver includes, but is not limited to, any rights or claims under United States federal, state or local law, for wrongful or abusive discharge, for breach of any contract, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or any unlawful criterion or circumstance, including, but not limited to, rights or claims under the Family and Medical Leave Act, claims of discrimination under the Employee Retirement Income Security Act, the Equal Pay Act, the Occupational Safety and Health Act, the Workforce Adjustment Retraining Notification Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, Section 1981 through 1988 of the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Rehabilitation Act of 1973, Executive Order 11246 and any other executive order, the Fair Labor Standards Act and its state and local counterparts, the Uniform Services Employment and Reemployment Rights Act, and the Immigration Reform Control Act, all as amended. I confirm that I have no claim or basis for a claim whatsoever against Agere with respect to any such matters related to or arising out of my employment by Agere or my termination.
     3. I affirm that I have been given at least 21 days within which to consider this release and its consequences, that I have seven days following my signing of this Agreement to revoke and cancel the terms and conditions contained herein and the terms and conditions of this Agreement shall not become effective or enforceable until the seven-day revocation and cancellation period has expired, and that, prior to the execution of this Agreement, I have been advised by Agere to consult with an attorney of my choice concerning the terms and conditions set forth herein. Any revocation or cancellation of this Agreement by me pursuant to this paragraph shall be in writing delivered to Agere.

     4. (a) Until January 4, 2009, I shall not, without the prior written consent of LSI Corporation’s Chief Executive Officer, (i) directly or indirectly solicit (or encourage any company or business organization in which I am an officer, employee, partner, director, consultant or member of a technical advisory board to solicit or employ) or (ii) refer to any employee search firms, any person who was employed by Agere as of the date hereof.
          (b) Until January 4, 2009, I shall not, without the prior written consent of LSI Corporation’s Chief Executive Officer, at any time or for any reason, anywhere in the world, directly or indirectly (i) engage in any business or activity, whether as an employee, consultant, partner, principal, agent, representative, stockholder (except as a holder of less than 5% of the combined voting power of the outstanding stock of a publicly held company) or in any other individual, corporate or representative capacity, or render any services or provide any advice to any business, activity, person or entity, if I know or reasonably should know that such business, activity, service, person or entity, directly or indirectly, competes in any material manner with LSI Corporation’s business as constituted on the date hereof, or (ii) meaningfully assist, help or otherwise support any person, business, corporation, partnership or other entity or activity, whether as an employee, consultant, partner, principal, agent, representative, stockholder (other than in the capacity as a stockholder of less than 5% of the combined voting power of the outstanding shares of stock of a publicly held company) or in any other individual, corporate or representative capacity, to create, commence or otherwise initiate, or to develop, enhance or otherwise further, any business or activity if I know or reasonably should know that such business, activity, service, person or entity, directly or indirectly, competes in any material manner with LSI Corporation’s business as constituted on the date hereof. For the purposes of this Agreement, LSI Corporation’s competitors shall be those companies listed in the “Competition” section of LSI Corporation’s Form 10-K for the fiscal year ended December 31, 2006.
          (c) If at any time I violate the provisions of Sections 4(a) or 4(b) above, any amounts remaining unpaid as set forth in the Summary as well as any benefits provided for in the Summary (other than those from qualified retirement or welfare plans) and any continuing vesting of stock options or restricted stock units, if any, shall immediately be forfeited and terminated, and any amounts already paid to me in accordance with the Summary, except for the sum of One Thousand Dollars ($1,000) shall, at Agere’s sole discretion, be required to be repaid by me to Agere within ten (10) business days of Agere’s request in writing therefore. This provision shall not affect Agere’s right to otherwise specifically enforce any provision relating to non-solicitation or non-competition that is in this Agreement or in any other agreement, document or plan applicable to me.
          (d) I hereby agree that, from time to time upon Agere’s reasonable request, I shall assist Agere in connection with any pending or future dispute, litigation, arbitration or similar proceeding or investigation or any regulatory requests or filings involving Agere, any of its employees or directors or the employees and directors of any subsidiary.
          (e) I agree to not (i) testify or otherwise provide testimony in any form at or for any legal or administrative proceeding, including testimony related to any matter involving Agere, unless legally compelled to do so or (ii) make statements to third parties, the public, the press or the media or any administrative agency, in either case that would portray Agere in an adverse light or disparage Agere, or cause injury to Agere with respect to events occurring prior to or after the date hereof.
     5. I agree to return to Agere any and all Agere property (other than my personal computer and cell phone) of any kind or description whatsoever, including, but not limited to,

any Confidential Information (as defined below), which has been furnished to me or is held by me, at my residence or elsewhere, and shall not retain any copies, duplicates, reproductions or excerpts thereof. I also agree and covenant, that I shall not divulge to any other person or entity any proprietary or confidential information, whether written or oral, received or gained by me in the course of my employment by Agere or of my duties with Agere (“Confidential Information”), nor shall I make use of any such Confidential Information on my own behalf or on behalf of any other person or entity, for so long as such Confidential Information is not known to the general public.
     In addition, I agree to abide by the terms of any confidentiality and/or proprietary information agreement that I have entered into with Agere, the terms of which shall continue in full force and effect.
     6. If I am a California resident, I expressly waive Section 1542 of the California Civil Code, which provides:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release which if known by him must have materially affected his settlement with the debtor.”
If I am a resident of another state, I agree to waive the benefits of any statute similar in terms and effect to this provision.
     7. This Agreement contains the entire agreement concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations, and undertakings, whether written or oral, with respect thereto, except for the confidentiality and/or proprietary information agreements referred to above. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.
     8. This Agreement may not be modified or amended except by a writing signed by me and LSI Corporation’s Executive Vice President, General Counsel and Secretary.
     9. I understand that any taxes (other than the employer-mandated portion of FICA and FUTA) which may become due as a result of any payment or transaction contemplated by this Agreement including the attached Summary are my sole responsibility, and I further agree to hold Agere harmless on account thereof. In addition, I agree that taxes which are due but unpaid may be setoff against any sums due under this Agreement to the maximum extent allowed by law.
     10. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any person or entity. To the extent that federal law controls the interpretation or enforceability of any provision of this Agreement, this Agreement shall be construed and enforced in accordance with federal law. Otherwise, this Agreement shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania without reference to the principles of conflicts of law.

     BY SIGNING AND DELIVERING THIS AGREEMENT, I STATE THAT: I HAVE READ IT AND UNDERSTAND IT; I AGREE WITH IT AND AM AWARE THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING RIGHTS PROVIDED BY THE OLDER WORKERS BENEFIT PROTECTION ACT, FOR CONSIDERATION TO WHICH I WAS NOT ALREADY OTHERWISE ENTITLED; I WAS ADVISED TO, AND AM AWARE OF MY RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING IT; AND I HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY.

/s/ Denis Regimbal Denis Regimbal

Date: November 12, 2007